Exhibit 8.1

LIST OF SUBSIDIARIES AND CONSOLIDATED AFFILIATED ENTITIES

Subsidiaries

1.	Ambow Education Ltd., a Cayman Islands company*
2.	Ambow Education Management (Hong Kong) Ltd., a Hong Kong company
3.	Ambow Education (Hong Kong) Limited, a Hong Kong company
4.	Ambow Education Management Ltd., a Cayman Islands company
5.	Ambow Education Group Limited, a Hong Kong company*
6.	Ambow College Management Limited, a Hong Kong company
7.	Ambow Training Management Limited, a Hong Kong company
8.	OOOK (Beijing) Education and Technology Co., Ltd., a PRC company
9.	OOOK HOLDING Co., Ltd., a Cayman Islands company
10.	OOOK INC., a US company
11.	OOOK INTELLIGENT CO., LIMITED, a Hong Kong company
12.	Beijing Ambow Shengying Education Technology Co., Ltd., a PRC company
13.	Beijing BoheLe Science and Technology Co., Ltd., a PRC company
14.	Ambow Education Inc., a US company
15.	Ambow BSC Inc., a US company
16.	Bay State College Inc., a US company
17.	Ambow NSAD Inc., a US company
18.	NewSchool Architecture and Design, LLC., a US company

* A dormant entity without any significant business

Consolidated Affiliated Entities

1.	Beijing Ambow Shida Education Technology Co., Ltd., a PRC company
2.	Ambow Sihua Intelligent Technology Co., Ltd., a PRC company
3.	Shanghai Ambow Education Information Consulting Co., Ltd., a PRC company
4.	Beijing Ambow Rongye Education and Technology Co., Ltd. a PRC company
5.	Beijing Ambow Zhixin Education and Technology Co., Ltd. a PRC company
6.	IValley Co., Ltd., a Taiwan company
7.	Beijing Le’An Operational Management Co., Ltd., a PRC company
8.	Beijing OOOK Education and Technology Co., Ltd., a PRC company
9.	Beijing JFR Education & Technology Co., Ltd., a PRC company
10.	Jinan LYZX Business Management Co., Ltd., a PRC company